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[Gardner Denver Logo]                                           EXHIBIT 99.1



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                                PRESS RELEASE
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FOR IMMEDIATE RELEASE
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March 29, 2004                     Contact: Randall E. Schwedes
                                            Treasurer
                                            (217) 228-8224


            GARDNER DENVER, INC. CLOSES OFFERING OF COMMON STOCK

QUINCY, IL (March 29, 2004) - Gardner Denver, Inc. (NYSE:GDI) announced today the completion of its public offering of 3,450,000 shares of its common stock, which included the exercise in full of the underwriters' option to purchase 450,000 shares of common stock to cover over-allotments. The public offering price of the shares was $24.50. The shares were issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

The Company expects to use the net proceeds from the offering for general corporate purposes, which may include repayment of outstanding debt and financing future acquisitions. Bear, Stearns & Co. Inc. was the sole book-running manager for the offering and Robert W. Baird & Co.
Incorporated, McDonald Investments Inc., A Keycorp Company and Morgan Joseph & Co. Inc. were co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The final prospectus supplement and prospectus related to the offering were filed with the Securities and Exchange Commission, copies of which may be obtained from Bear, Stearns & Co. Inc., c/o Prospectus Department at 383 Madison Avenue, New York, New York 10179, (631) 274-8321.

Gardner Denver, with 2003 revenues of $440 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website
(www.gardnerdenver.com).

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